Exhibit 10.1

SEPARATION, CONSULTING AND RELEASE AGREEMENT

This SEPARATION, CONSULTING AND RELEASE AGREEMENT (together with any Exhibits hereto, this “Agreement”) is entered into by and between 2U, Inc. (the “Company”) and James Kenigsberg (“Executive” and, together with the Company, the “Parties”), dated as of November 10, 2021.

WHEREAS, Executive, as of the date set forth below, hereby enters into this Agreement with and for the benefit of the Company;

WHEREAS, Executive participates in the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”) as a Tier II Participant;

WHEREAS, Executive ceased to serve as Chief Technology Officer of the Company as of November 10, 2021 (the “Notice Date”);

WHEREAS, Executive’s employment with the Company will terminate on January 2, 2022 (the “Separation Date”), and, pursuant to the terms of the Plan, the circumstances of such termination entitle Executive to Plan Benefits under Section 2.2 of the Plan;

WHEREAS, the effectiveness of this Agreement pursuant to Section 13(a) is a condition precedent to Executive receiving the benefits set forth in this Agreement and the Plan; and

WHEREAS, capitalized terms and phrases used but not defined herein shall the meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company and Executive, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, hereby agree as follows:

1.    Resignation of Employment. The Parties agree that Executive’s employment will terminate effective as of the Separation Date. Effective as of the Notice Date, Executive ceased to serve as the Chief Technology Officer of the Company and, effective as of the Separation Date, Executive hereby resigns from all positions Executive holds as an officer, director or otherwise with respect to the Company, its subsidiaries and its affiliates. Upon request of the Company, Executive agrees to execute any additional documents and take such additional actions as may be necessary or desirable to effectuate the foregoing.

2.    Consulting Period.

(a)    Provided that this Agreement becomes effective pursuant to Section 13(a), for the period of time beginning on the Separation Date through January 2, 2024 (the “Consulting Period”), Executive shall provide consulting services to the Company as an independent contractor, to provide transition services and work on special projects as requested by the Company’s Chief Executive Officer or his designee (the “Services”). Executive shall be available to provide such Services up to 20 hours per week. During the Consulting Period, the Company shall pay Executive an annualized consulting fee of $60,000, paid in equal monthly installments.

(b)    During the Consulting Period, the Parties agree that Executive is and shall act as an independent contractor under this Agreement, and not as an employee of the Company. Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Executive performs the Services shall be solely within Executive’s discretion.

(c)    The Consulting Period may be terminated by the Company for Cause. If the Company terminates the Consulting Period for Cause, Executive’s outstanding equity awards shall immediately cease vesting as of the effective date of Executive’s termination.

3.    Payments and Benefits.

(a)    Provided that this Agreement becomes effective in accordance with Section 13(a) of this Agreement and Executive complies with his obligations under this Agreement and the Plan, Executive shall be entitled to receive the Accrued Amounts, the Pro-Rata Bonus and the following payments and benefits, subject to the terms of this Agreement and the Plan:

(i)

the Company shall pay to Executive an aggregate amount equal to the product of (i) the sum of Executive’s Base Salary plus Bonus, multiplied by (ii) the Severance Multiple applicable to the Executive, less all taxes and deductions, which amount shall (subject to any Delay Period required by Section 7.8(b) of the Plan) be payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months following the Separation Date, with the first payment thereof to be paid on the first regularly scheduled payroll date of the Company occurring on or after the sixtieth (60th) day following the Separation Date and to include any amounts that would have been otherwise payable to Executive prior thereto;

(ii)

if the Executive timely elects continued group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the Continuation Period, the Company shall, on a monthly basis, pay or reimburse to the Executive the full cost of the monthly premiums for continued coverage pursuant to COBRA, for the Executive and the Executive’s eligible dependents, under the Company’s group health plans in which the Executive participated immediately prior to the date of termination of the Executive’s employment or materially equivalent plans maintained by the Company covering its executives in replacement thereof for the earliest of (i) twelve (12) months following the Separation Date, (ii) the date Executive becomes eligible for coverage under the health insurance plan of a subsequent employer, or (iii) the date the Executive or the Executive’s eligible dependents, as the case may be, cease to be eligible under COBRA (the “Continuation Period”). Following the Continuation Period, the Executive (or, if applicable, the Executive’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a full self-pay basis to the extent eligible under COBRA; and

(iii)

subject to the terms and conditions of the applicable equity incentive plan and corresponding award agreement, Executive shall continue to vest in his outstanding equity awards during the Consulting Period;

provided, however, if this Agreement does not become effective in accordance with Section 13(a), the Consulting Period shall immediately terminate and Executive shall not be entitled to the payments and benefits set forth in this Section 3.

(b)    Provided that this Agreement becomes effective in accordance with Section 13(b) of this Agreement, Executive complies with his obligations under this Agreement and the Consulting Period is not terminated for Cause, the Company agrees to pay Executive, less all applicable tax withholdings and deductions, $50,000.

4.    Release.

(a)    Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its shareholders, partners, directors, board of managers, officers, agents, employees, employee benefit plans and their fiduciaries and administrators, parent companies, affiliates, subsidiaries, predecessors and successors, assigns, heirs, executors, administrators, attorneys, and anyone acting on its behalf (collectively, the “Company Releasees”) of and from any and all actions, causes of action, claims, compensation, costs, demands, damages, debts, expenses, injuries, liabilities, and losses of whatsoever nature, known or unknown (collectively, “Claims”) which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees: (a) arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, (i) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Releasee or the termination of such relationship, whether based on contract, understanding, promise, tort, public policy, common law or any other basis, and (ii) any such Claims arising under any federal, local or state statute or regulation, including, but not limited to, the following (all statutory references include any amendments thereto): the Age Discrimination in Employment Act of 1967 (if applicable); the Older Workers Benefit Protection Act; 42 U.S.C. § 1981 (if applicable); the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991; Title VII of the Civil Rights Act of 1964; the National Labor Relations Act; the Labor Management Relations Act, 1947; the Equal Pay Act of 1963; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; Executive Order 11246; and any other applicable federal, state, or local laws; including but limited the New York State and City Human Rights Laws and the New York Labor Law. Nothing in this Release shall be deemed to release or impair or any rights that cannot be waived under applicable law, including as to unemployment compensation or workers’ compensation benefits, or Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation. Executive represents that Executive has no complaints, charges, or lawsuits pending against the Company Releasees. Executive understands and agrees that nothing in this Release is intended to, or shall, interfere with or affect Executive’s right to participate or cooperate in any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission or Securities Exchange Commission) proceeding or investigation or to file a charge or Claim with such an agency. Executive further covenants and agrees that, except to the extent prohibited by applicable law, neither Executive nor Executive’s heirs, executors, administrators, successors, or assigns will be entitled to any personal recovery or relief in any proceeding of any nature whatsoever against the Company Releasees arising out of any of the matters released in this Agreement.

Notwithstanding the foregoing, this Agreement does not limit Executive’s right to receive an award for information provided to the SEC. In addition, this Agreement does not limit or release Executive’s rights (a) to benefits accrued and vested prior to the Separation Date under any employee benefit plan, policy or arrangement maintained by the Company, (b) to the Accrued Amounts (as defined in the Plan), (c) as a shareholder or in respect of outstanding equity awards pursuant to the applicable equity plan and award agreement, (d) to indemnification under contract, applicable corporate law, the by-laws or certificate of incorporation of the Company, any Company benefit plan, or as an insured under any director’s and officer’s liability insurance policy, or (e) under this Agreement.

(b)    Executive acknowledges and agrees that the Company and the Company Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, and no further sums, payments or benefits are owed to Executive by the Company or any of the Company Releasees arising out of or relating to Executive’s employment with the Company, except as expressly provided in this Agreement.

5.    Continuing Obligations. Executive represents and warrants that he has fully complied with the Confidential Information, Invention Assignment, Work for Hire and No Solicit/No Hire Agreement, dated as of February 24, 2009, which is attached as Exhibit A (the

“February Agreement”), and Executive agrees to fully comply with the Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement, dated as of November 10, 2021, which is attached as Exhibit B (the “November Agreement”, and together with the February Agreement, the “Restrictive Covenant Agreement”) during and after the Consulting Period.

6.    Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.    Cooperation. During and after the Consulting Period, Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its affiliates, that relates to events occurring during the Executive’s employment with the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company agrees to reimburse Executive for out-of-pocket expenses reasonably incurred in connection with any such cooperation, and provided that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

8.    Return of Property. Executive represents that he has returned or has agreed with the Company to a plan to return, as of the expiration or earlier termination of the Consulting Period, to the Company all Company property which was in his possession, custody or control, including, but not limited to, documents, files, forms, customer information and lists, confidential business information, keys, and Company-issued credit cards. Notwithstanding the foregoing, Executive shall be permitted to retain any computer equipment such as laptop computers and printers, cell phones, and similar handheld devices; provided that the Company is given full access to such devices to ensure that all Confidential Information has been removed.

9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Parties irrevocably agree that the competent courts of the State of Delaware are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

10.    Legally Authorized. Each Party represents that it is competent to enter into this Agreement and has the requisite authority to enter into this Agreement. No Party has agreed or promised to do or omit to do any act or thing not herein set forth, and the Parties further understand that a purpose of this Agreement is to compromise and terminate all Claims of whatever nature, known or unknown, held by Executive.

11.    Joint Preparation. This Agreement shall be deemed to have been prepared jointly by the Parties. Any uncertainty or ambiguity existing herein shall not be interpreted against any Party.

12.    No Admission. Executive understands that this Agreement shall not in any way be construed as an admission by the Company or any other Company Releasee of any wrongdoing whatsoever against Executive. The Company specifically disclaims any liability for any wrongdoing against Executive and denies any such wrongdoing, on the part of itself, or its employees, its agents, or any of the other Company Releasees.

13.    Advice of Counsel/Revocation Period.

(a)    Executive hereby acknowledges that he has been advised to seek the advice of independent counsel. Executive acknowledges that Executive is acting of his own free will, that Executive has been afforded a reasonable time to read and review the terms of the Agreement, especially the release set forth in Section 4 herein, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress. Executive further acknowledges that Executive has been given at least twenty-one (21) days within which to consider this Agreement and that if Executive decides to execute this Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period. Executive also acknowledges that Executive has seven (7) days following his execution of this Agreement to revoke acceptance of the Agreement. This Agreement will not become effective until the eighth (8th) calendar day after the date it is executed. If Executive revokes his consent within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 3 above shall be null and void, and Section 4 above shall be of no force or effect. Executive acknowledges that, absent the execution of this Agreement, Executive would not be entitled to the payments and benefits set forth in Section 3.

(b)    Notwithstanding anything in this Agreement to the contrary, Executive must again re-execute this Agreement following the expiration of the Consulting Period in order to be entitled to the payments and benefits in Paragraph 3(b). Executive acknowledges that Executive has been given at least twenty-one (21) days following the expiration of the Consulting Period within which to consider this Agreement and that if Executive decides to re-execute this Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period; provided, however, that Executive may not re-execute this Agreement prior to the end of the Consulting

Period. Executive also acknowledges that Executive has seven (7) days following his re-execution of this Agreement to revoke his re-execution of the Agreement. This Agreement will not become effective until the eighth (8th) calendar day after the date it is re-executed by Executive. If Executive revokes his consent within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 3(b) above shall be null and void. Executive’s failure to re-execute this Agreement under this Section 13(b) on or within twenty-one (21) days following the end of the Consulting Period in no way affects Executive’s prior release of claims under this Agreement. By Executive’s re-execution of this Agreement, the release set forth in Paragraph 4 shall be deemed to cover any Claims which Executive has, may have had, or thereafter may have against the Company or any other Releasee by reason of any matter, cause or thing whatsoever arising from the beginning of time until the date on which Executive re-executes this Agreement.

14.    Acknowledgement. Executive acknowledges and agrees that he remains subject to the restrictive covenants contained in (a) this Agreement, (b) the Plan, (c) any equity award documents, (d) any employment agreement between Executive and the Company and (e) the Restrictive Covenant Agreement (collectively, the “Restrictive Covenants”) and that Executive has complied with such Restrictive Covenants and will continue to do so following the date hereof, to the extent required by such Restrictive Covenants.

15.    Representations. Executive represents and agrees that: Executive has disclosed to the Company any information Executive has which Executive believes concerns any fraudulent or unlawful conduct involving the Company or any Company Releasee, or any conduct that violates the Company’s policies; Executive has not formally or informally raised or asserted any claims of sexual harassment or sexual abuse against the Company or any Company Releasee, and represents and acknowledges that Executive has no such claims; Executive is receiving valuable consideration in exchange for executing this Agreement, and agrees that Executive will not argue that the Agreement, in whole or in part, is not supported by sufficient consideration; and Executive has no known work-related injuries, illnesses, or occupational diseases arising out of or related to Executive’s employment with the Company.

16.    Section 409A. The intent of the Parties is that the payments provided hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

17.    Miscellaneous.

(a)    This Agreement sets forth the entire agreement of the Parties in respect of Executive’s resignation of employment and the Services to be provided by Executive to the Company following the Separation Date and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by either Party or any officer, employee or representative of either Party hereto with respect to such subject matter, other than as set forth in Section 6 above. This Agreement shall not be modified or amended except by written agreement of Executive and the Company.

(b)    The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. Nothing in this Agreement shall be construed to give any rights to any third parties to enforce or benefit under the terms of this Agreement.

(c)    No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by either Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such Party from requiring performance by the other Party at any time.

(d)    The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(e)    This Agreement may be executed in one or more counterparts, including emailed. .pdf-ed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)    Executive agrees that the Company would suffer irreparable harm if he were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching this Agreement. This section shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

(g)    In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

(h)     Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable law then in effect.

[signature page to follow]

IN WITNESS WHEREOF, the Parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below. The Parties also acknowledge that they have had a sufficient opportunity to read and review the terms of this Agreement and that they have each received the advice of their respective counsel with respect hereto.

Execution pursuant to Section 13(a)

James Kenigsberg		2U, Inc.

/s/ James Kenigsberg		By:	/s/ Christopher J. Paucek
		Name:	Christopher J. Paucek
		Title:	Chief Executive Officer
Dated:	November 10, 2021	Dated:	November 10, 2021

Re-Execution pursuant to Section 13(b): James Kenigsberg

Dated:

Exhibit A

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, WORK FOR HIRE AND NO SOLICIT/NO HIRE AGREEMENT

Exhibit B

EMPLOYEE INTELLECTUAL PROPERTY, NON-COMPETITION, AND

NON-SOLICITATION AGREEMENT

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